EXHIBIT 4.22.2
The taking of this document or any certified copy of it or any other document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee.
     SEVENTH SENIOR NOTES SUPPLEMENTAL INDENTURE (this “Seventh Senior Notes Supplemental Indenture”) dated as of [•], 2012 among Reynolds Group Issuer LLC, a Delaware limited liability company (the “US Issuer I”), Reynolds Group Issuer Inc., a Delaware corporation (the “US Issuer II”), Reynolds Group Issuer (Luxembourg) S.A., a société anonyme (limited liability company) organized under the laws of Luxembourg (the “Luxembourg Issuer” and, together with the US Issuer I and the US Issuer II, the “Issuers”), Beverage Packaging Holdings (Luxembourg) I S.A., as guarantor (“BP I”), the guarantors party hereto and The Bank of New York Mellon, as trustee (the “Trustee”), principal paying agent, transfer agent and registrar, to the indenture dated as of August 9, 2011, as amended or supplemented (the “Senior Notes Indenture”), in respect of the issuance of an aggregate principal amount of $1,000,000,000 of 9.875% Senior Notes due 2019 (the “Senior Notes”).
W I T N E S S E T H :
          WHEREAS pursuant to Section 9.01(a)(xiv) of the Senior Notes Indenture, the Trustee, BP I and the Issuers are authorized to make certain changes to the Senior Notes Indenture to provide for the issuance of Additional Senior Notes and to execute and deliver this Seventh Senior Notes Supplemental Indenture;
          WHEREAS, pursuant to the terms of the Senior Notes Indenture, the Issuers desire to provide for the issuance of Additional Senior Notes, the form and substance of such Additional Senior Notes and the terms, provisions and conditions thereof to be set forth as provided in the Senior Notes Indenture and this Seventh Senior Notes Supplemental Indenture; and
          WHEREAS, the Senior Notes, including any Additional Senior Notes to be issued pursuant to this Seventh Senior Notes Supplemental Indenture, shall be treated as a single class for all purposes under the Senior Notes Indenture, including waivers, amendments, redemptions and offers to purchase.

          Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Senior Notes Indenture.
          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Issuer, BP I and the other guarantors party hereto covenant and agree as follows:
          1. Definitions. Unless the context otherwise requires:
          (a) a term defined in the Senior Notes Indenture has the same meaning when used in this Seventh Senior Notes Supplemental Indenture unless the definition of such term is amended and supplemented pursuant to this Seventh Senior Notes Supplemental Indenture;
          (b) a term defined anywhere in this Seventh Senior Notes Supplemental Indenture has the same meaning throughout;
          (c) the singular includes the plural and vice versa;
          (d) a reference to a Section or Article is to a Section or Article in this Seventh Senior Notes Supplemental Indenture;
          (e) headings are for convenience of reference only and do not affect interpretation; and
          (f) Unless the context otherwise requires, for all purposes of the Senior Notes Indenture, references to the Senior Notes include the Additional 9.875% Senior Notes due 2019 (as defined below).
          2. Designation and Terms of Additional Senior Notes.
          (a) There is hereby authorized the issuance of Additional Senior Notes designated the “Additional 9.875% Senior Notes due 2019”;
          (b) The issue price for the Additional 9.875% Senior Notes due 2019 is 100% and the issue date is [•], 2012;
          (c) Interest on the Additional 9.875% Senior Notes due 2019 shall accrue from [February 15], 2012;
          (d) The aggregate principal amount of Additional 9.875% Senior Notes due 2019 which may be authenticated and delivered under the Senior Notes Indenture is $[•];
          (e) The Additional 9.875% Senior Notes due 2019 will be represented by one or more global securities (collectively, the “Global Senior Securities”) registered in the name of Cede & Co., a nominee of The Depository Trust Company, New York, New York (the “Depositary”), or another nominee of the Depositary. The Global Senior Securities may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary; and

          (f) the Additional 9.875% Senior Notes due 2019 shall be issued in the form of Senior Exchange Securities.
          3. Ratification of Senior Notes Indenture; Seventh Senior Notes Supplemental Indenture Part of Senior Notes Indenture. Except as expressly amended hereby, the Senior Notes Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Seventh Senior Notes Supplemental Indenture shall form a part of the Senior Notes Indenture for all purposes, and every holder of a Senior Note heretofore or hereafter authenticated and delivered shall be bound hereby.
          4. Governing Law. THIS SEVENTH SENIOR NOTES SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          5. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Seventh Senior Notes Supplemental Indenture.
          6. Indemnity. (a) The Issuers, BP I and the other guarantors party hereto, subject to Section 10.08 of the Senior Notes Indenture, jointly and severally, shall indemnify the Trustee and each Agent (which in each case, for purposes of this Section, shall include its officers, directors, employees, agents and counsel) against any and all loss, liability, claim, taxes, costs, damage or expense (including properly incurred attorneys’ fees and expenses) incurred by or in connection with the entry into this Seventh Senior Notes Supplemental Indenture and the performance of its duties hereunder, including the costs and expenses of enforcing this Seventh Senior Notes Supplemental Indenture against the Issuers, BP I and the other guarantors party hereto (including this Section) and defending itself against or investigating any claim (whether asserted by the Issuers, BP I, the other guarantors party hereto, any Holder or any other Person). The obligation to pay such amounts shall survive the payment in full or defeasance of the Senior Notes or the removal or resignation of the Trustee or the applicable Agent. The Trustee or the applicable Agent shall notify the Issuers of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuers shall not relieve any of the Issuers, BP I or the other guarantors party hereto executing this Seventh Senior Notes Supplemental Indenture of its indemnity obligations hereunder. The Issuers shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuers’ expense in the defense. Such indemnified parties may have separate counsel and the Issuers, BP I and the other guarantors party hereto, as applicable, shall pay the fees and expenses of such counsel. The Issuers need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party solely through such party’s own willful misconduct, negligence or bad faith.
          (b) To secure the payment obligations of the Issuers, BP I and the other guarantors in this Section, the Trustee shall have a Lien prior to the Senior Notes on all money or property held or collected by the Trustee other than money or property held to pay principal of and interest on the Senior Notes.

          7. Duplicate Originals. The parties may sign any number of copies of this Seventh Senior Notes Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
          8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.
          9. No Adverse Interpretation of Other Agreements. This Seventh Senior Notes Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Issuers, BP I, BP II, RGHL or any of their Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Seventh Senior Notes Supplemental Indenture.
          10. No Recourse Against Others. No director, officer, employee, manager, incorporator or holder of any Equity Interests in BP I, BP II or any Issuer or any direct or indirect parent corporation will have any liability for any obligations of the Issuers or Senior Note Guarantors under the Senior Notes, this Seventh Senior Notes Supplemental Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Senior Notes by accepting a Senior Note waives and releases all such liability. The waiver may not be effective to waive liabilities under the federal securities laws.
          11. Successors and Assigns. All covenants and agreements of the Issuers, BP I and the other guarantors party hereto in this Seventh Senior Notes Supplemental Indenture and the Senior Notes shall bind their respective successors and assigns. All agreements of the Trustee in this Seventh Senior Notes Supplemental Indenture shall bind its successors and assigns.
          12. Severability. In case any one or more of the provisions contained in this Seventh Senior Notes Supplemental Indenture or the Senior Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Seventh Senior Notes Supplemental Indenture or the Senior Notes.
          13. Notices. Any order, consent, notice or communication shall be sufficiently given if in writing in the English language and delivered in person, via facsimile, email or mailed by first class mail, postage prepaid, addressed as follows:
     If to any of the Issuers:
     Level 22
     20 Bond Street
     Sydney, NSW 2000, Australia
     Attn: Helen Golding
     Fax: +6192686693
     helen.golding@rankgroup.co.nz
     If to the Trustee, Principal Paying Agent, Transfer Agent or Registrar:

     The Bank of New York Mellon
     101 Barclay Street 4-E
     New York, NY 10286
     Attn: International Corporate Trust
     Fax: (212) 815-5366
     catherine.donohue@bnymellon.com
     lesley.daley@bnymellon.com
          14. Amendments and Modification. This Seventh Senior Notes Supplemental Indenture may be amended, modified, or supplemented only as permitted by the Senior Notes Indenture and by written agreement of each of the parties hereto.

          IN WITNESS WHEREOF, the parties hereto have caused this Seventh Senior Notes Supplemental Indenture to be duly executed as of the date first above written.

REYNOLDS GROUP ISSUER LLC
By:
	Name:	Helen D. Golding
	Title:	Secretary

REYNOLDS GROUP ISSUER INC.
By:
	Name:	Helen D. Golding
	Title:	Secretary

REYNOLDS GROUP ISSUER (LUXEMBOURG) S.A.
By:
	Name:	Helen D. Golding
	Title:	Officer

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A.
By:
	Name:	Helen D. Golding
	Title:	Officer

Supplemental Indenture
(Senior Notes — Additional Notes)

[Signature Pages of Other Guarantors]

Supplemental Indenture
(Senior Notes — Additional Notes)

THE BANK OF NEW YORK MELLON, as Trustee, Principal Paying Agent, Transfer Agent and Registrar
By:
	Name:	Catherine F. Donohue
	Title:	Vice President

Supplemental Indenture
(Senior Notes — Additional Notes)